Exhibit 23.01

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation, by reference, in the Registration Statement of Investview, Inc. (the “Company”) on Form S-8 (File No. 333-265778) of our report dated March 28, 2025 relating to the consolidated balance sheets of the Company as of December 31, 2024 and 2023, and the related consolidated statements of operations and comprehensive income (loss), stockholders’ equity (deficit) and cash flows for each of the years in the two-year periods ended December 31, 2024, and the related notes, as appearing in the Annual Report on Form 10-K of the Company for the years ended December 31, 2024 and 2023. We also consent to the reference to us under the heading “Experts” in such Registration Statements.

/s/ M&K CPA’s, PLLC

The Woodlands, TX

March 28, 2025